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                             CONTRACT SPECIFICATIONS

Contract Number:                      [XX-0123456]

Annuitant:                            [Abraham Lincoln]

Age at Issue:                         [35]

Contract Date:                        [May 1, 2001]

Initial Gross Purchase Payment:       [$50,000]

Maturity Date:                        [May 1, 2056]

Owner(s):                             [Abraham Lincoln]
                                      [Mary Lincoln]

Beneficiary Designation:              [Refer to the Client Information Profile]

Death Benefit on Contract Date:       [Guarantee of Principal Death Benefit]


PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS:

     Minimum Subsequent Gross Purchase Payment Transmitted Electronically: $25

     Minimum Subsequent Gross Purchase Payment Transmitted Other Than
     Electronically: $100

     Minimum Allocation to Any One Variable Subaccount: $20

     Minimum Allocation To Any Fixed Account: $300

     Minimum Allocation To The DCA Fixed Account: $1,500


SALES CHARGE:

     A Sales Charge will apply to all initial and subsequent Gross Purchase Payments paid into the Contract. This charge is taken as a percentage of the Gross Purchase Payment and is based on the amount of the Owner's Investment at the time of each Gross Purchase Payment. For purposes of determining the Sales Charge associated with this Contract, the following table will be used.

                                                    Sales Charge as a percentage
     Owner's Investment                               of Gross Purchase Payment

     Less than $25,000                                          5.75%
     $25,000 or greater but less than $50,000                   5.00%
     $50,000 or greater but less than $100,000                  4.50%
     $100,000 or greater but less than $250,000                 3.50%
     $250,000 or greater but less than $500,000                 2.50%
     $500,000 or greater but less than $750,000                 2.00%
     $750,000 or greater but less than $1,000,000               1.50%
     $1,000,000 or greater                                      1.00%

     The Owner's Investment at the time of a Gross Purchase Payment is equal to:

         a. The contract values for any individual LNY annuity contracts owned by an Eligible Owner (defined below), if LNY receives Notice of Eligible Owner, as well as any other individual LNY annuity contracts (either Qualified or Non-Qualified) that may be made available by LNY in the future for this purpose; plus

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         b.   The account values for any mutual fund accounts in the American
              Funds Group (AFG) owned by an Eligible Owner (defined below), in accordance with the procedures established by AFG, as well as any other AFG mutual fund accounts that may be made available by AFG and LNY in the future for this purpose; plus

         c. The amount of the current Gross Purchase Payments made into this Contract.

     An Eligible Owner includes the Owner of this Contract, the spouse of the Owner of this Contract, and any child of the Owner under the age of 21.

VARIABLE ACCOUNT:

     The Variable Account for this Contract is the "Lincoln New York Separate Account H for Variable Annuities". There are currently [11] Variable Subaccounts in the Variable Account available to the Owner. The Owner may direct Net Purchase Payments under the Contract to any of the available Variable Subaccounts, subject to limitations. The amounts allocated to each Variable Subaccount will be invested in net asset value in the shares of one of the Funds. The Variable Subaccounts are:

     [Growth Fund]
     [International Fund]
     [Global Growth Fund]
     [Growth-Income Fund]
     [Asset Allocation Fund]
     [High-Yield Bond Fund]
     [Bond Fund]
     [U.S. Government/AAA-Rated Securities Fund]
     [Cash Management Fund]
     [Global Small Capitalization Fund]
     [New World Fund]

     See Section 3.01 for provisions governing any limitations, substitution or elimination of Funds.

FIXED ACCOUNT:

     Minimum Guaranteed Interest Rate: 3.00%


DCA FIXED ACCOUNT:

     INITIAL GUARANTEED PERIOD / INTEREST RATE: [60 MONTHS] / [3.00%]


VARIABLE ACCOUNT REQUIREMENTS:

     MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE: 0.60%

     MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: 0.72%

     The daily charge will not exceed the percentage shown.

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

     Transfers cannot be made during the first 30 days.

     LNY reserves the right to require a 30 day minimum time period between each transfer.

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     Maximum Number of Transfers: 6 per Contract Year, excluding automatic DCA transfers. There will be no fee imposed for these six (6) transfers. Transfers in excess of 6 per Contract Year must be authorized by LNY. LNY reserves the right to impose a fee for any transfer in excess of 6 per Contract Year. This fee will not exceed $25.

     Variable Account:

         Minimum Single Transfer Amount From A Variable Subaccount: The lesser of 1) $300; or 2) the remaining amount in the Variable Subaccount.

         Minimum Transfer Amount To a Variable Subaccount: $?

     Fixed Account:

         Minimum Single Transfer To The DCA Fixed Account: $?

         Minimum Single Transfer Amount From The DCA Fixed Account: The lesser of 1) $300; or 2) the remaining amount in the DCA Fixed Account. This restriction does not apply to automatic DCA transfers.

WITHDRAWAL AND SURRENDER REQUIREMENTS:

     Minimum Partial Withdrawal Amount: $300

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

The Owner may select a Death Benefit Option(s) to be effective as of the Contract Date. If no Death Benefit Option is selected, the Enhanced Guaranteed Minimum Death Benefit will be the Death Benefit effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

     Determination of the First Annuity Payment Date:
         For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

     Minimum Annuity Payment Amount: $50

     Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: 2.75%

     Assumed Investment Rate for the Variable Annuity Payment: Between 3.0% -
     5.0%

     WITH A MORTALITY AND EXPENSE RISK AND ADMINSTRATIVE CHARGE OF 0.72%, THE SMALLEST RATE OF INVESTMENT RETURN REQUIRED TO ENSURE THAT THE DOLLAR AMOUNT OF VARIABLE ANNUITY PAYMENTS DOES NOT DECREASE IS:

     3.72% FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 3.0% PER YEAR; OR
     4.72% FOR VARABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 4.0% PER YEAR; OR
     5.72% FOR VARIABLE ANNUITY OPTIONS BASED ON AN ASSUMED RATE OF RETURN OF 5.0% PER YEAR.

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